Calculation of Filing Fee Tables
S-8
CELESTICA INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Other	Deferred Compensation Obligations	Other	15,000,000		$ 15,000,000.00	0.0001531	$ 2,296.50
2	Other	Deferred Compensation Obligations	Other	10,000,000		$ 10,000,000.00	0.0001531	$ 1,531.00
Total Offering Amounts:						$ 25,000,000.00		$ 3,827.50
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,827.50
Offering Note
[1]	Represents unsecured obligations of the registrant under the Celestica LLC Supplemental Executive Retirement Plan. The deferred compensation obligations are unsecured obligations of Celestica Inc. (the "registrant") to pay deferred compensation in the future in accordance with the terms of the Plans. Solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plans.

[2]	Represents unsecured obligations of the registrant under the Celestica LLC 2025 Executive Compensation Deferral Plan. The deferred compensation obligations are unsecured obligations of the registrant to pay deferred compensation in the future in accordance with the terms of the Plans. Solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plans.